Exhibit 10.7

PUT AND CALL OPTION AGREEMENT

This Put and Call Option Agreement (this “Agreement”) is made and entered as of March 23, 2022, by and between Hub Cyber Security Israel Ltd., a company organized under the laws of the State of Israel (the “Company”), and each of the stockholders of Mount Rainier Acquisition Corp., a Delaware corporation (“SPAC”), listed on Schedule A (the “Stockholders”).

WHEREAS, the Company and SPAC have entered into a Business Combination Agreement (the “Business Combination Agreement”) pursuant to which a wholly owned subsidiary of the Company will merge with and into SPAC, with SPAC surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination”);

WHEREAS, the Stockholders are expected to collectively own approximately         percent of the common stock, par value $0.0001, of Mount Rainier Acquisition Corp. (the “Common Stock”) immediately prior to the closing of the Business Combination (the “Closing”), which Common Stock will be exchanged for ordinary shares of the Company, no par value (the “Ordinary Shares”), in the Business Combination on the terms and conditions set forth in the Business Combination Agreement;

WHEREAS, in the event of a Triggering Event, the Stockholders desire to satisfy any Tax Liabilities using funds received through the sale of a portion of the Ordinary Shares that each Stockholder owns immediately after the Closing and owns on the date the Put Right or Call Right is exercised, as applicable (the “Applicable Shares”) as set forth in more detail on Schedule A;

WHEREAS, the Company, subject to any and all legal requirements and limitations, desires to enter into this Agreement to repurchase all or a portion of the Applicable Shares so that such Applicable Shares will not be sold in the open market and artificially depress the trading price of the Ordinary Shares;

WHEREAS, capitalized terms not defined herein shall have the meanings ascribed to them in the Business Combination Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1.	Grant of Put/Call Option.

(a)            Right to Sell. Subject to the terms and conditions of this Agreement, at any time during the period beginning on the date of a Triggering Event and ending on the date that is twenty (20) days thereafter (such period, the “Put Notice Period”), the Stockholders holding a majority of the Applicable Shares shall have the right (the “Put Right”), but not the obligation, to cause the Company to take all actions necessary in order to be able to repurchase at the Purchase Price (as defined in Section 2 of this Agreement) all or a portion of the Applicable Shares held by each Stockholder at the time of the Company’s receipt of a Put Exercise Notice (as defined in Section 2 of this Agreement) to the extent necessary such that such Stockholder shall receive an amount of cash from such repurchase equal to the lesser of (i) a Stockholder’s Tax Liabilities and (ii) the aggregate value based on the Purchase Price of such Stockholder’s Applicable Shares held at the time of the Company’s receipt of the Put Exercise Notice, in each case less the proceeds received by the Stockholder upon any sale of such Stockholder’s Applicable Shares prior to the Applicable Shares Closing Date; provided, however, that the amount of Applicable Shares that a Stockholder may require the Company to take actions in order to be able to repurchase pursuant to this Section 1(a) shall not exceed the amount of such Stockholder’s Applicable Shares equal in aggregate value, based on the Purchase Price, to the amount of the Stockholder’s Tax Liabilities with respect to such Stockholder’s Applicable Shares held at the time of the Company’s receipt of the Put Exercise Notice. The Stockholders shall have the right to exercise the Put Right only one time; in the event the Stockholders exercise the Put Right to cause the Company to take all actions necessary in order to be able to purchase only a portion of the Applicable Shares, the Stockholders will be deemed to have waived their rights under this Agreement with respect to the remaining portion of the Applicable Shares and shall not have the right to subsequently exercise the Put Right to cause the Company to purchase any additional Ordinary Shares. In no event shall Stockholders be entitled to exercise the Put Right with respect to a number of Ordinary Shares that exceeds the Applicable Shares. In no event shall the Company be liable for, or have any obligation to any Stockholder in respect of, Tax Liabilities that exceed the aggregate Purchase Price with respect to such Stockholder’s Applicable Shares that may become payable pursuant to this Section 1(a) to such Stockholder, notwithstanding that such aggregate Purchase Price with respect to such Stockholder’s Applicable Shares may be less than the amount of such Stockholder’s Tax Liabilities.

(b)            Right to Purchase. Subject to the terms and conditions of this Agreement, in the event that the Stockholders have elected not to exercise all or a portion of the Put Right during the Put Notice Period, at any time beginning on the date immediately following the conclusion of the Put Notice Period and ending on the date that is five (5) days thereafter (such period, the “Call Period”), the Company shall have the right (the “Call Right”), but not the obligation, to cause the Stockholders to sell all or a portion of the Applicable Shares then held by each Stockholder to the Company at the Purchase Price (as defined in Section 2 of this Agreement). The Company shall have the right to exercise the Call Right only one time; in the event the Company exercises the Call Right to cause the Stockholders to sell only a portion of the Applicable Shares, the Company will be deemed to have waived its rights under this Agreement with respect to the remaining portion of the Applicable Shares and shall not have the right to subsequently exercise the Call Right to cause the Stockholders to sell any additional Ordinary Shares. In no event shall the Company be entitled to exercise the Call Right with respect to a number of Ordinary Shares that exceeds the Applicable Shares. In such event, the provisions of Section (g) below, shall apply, mutatis- mutandis.

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(c)            Triggering Event. For the purposes of this Agreement, “Triggering Event” shall mean written notice (i) by the Company of a determination by the Company pursuant to Section 5.5(b) of the Business Combination Agreement that the Merger does not qualify for the Intended Tax Treatment or Treasury Regulations Section 1.367(a)-3(c)(1) and to not report the Merger in accordance with the Intended Tax Treatment or Treasury Regulations Section 1.367(a)-3(c)(6) or (ii) by the IRS of a determination by the IRS requiring the Company and/or any Stockholder to take a position inconsistent with the Intended Tax Treatment or Treasury Regulations Section 1.367(a)-3(c)(1) during a period of time that is no later than thirty days following the expiration of the applicable statute of limitations. Not later than 45 days following the Closing Date, the Company will deliver written notice to the Sponsor as to the Company’s determination under clause (i) of the foregoing sentence and the Stockholders will file all Tax Returns consistent with such notice.

(d)            Tax Liabilities. For the purposes of this Agreement, “Tax Liabilities” shall mean any U.S. federal, state or local income Taxes, together with any penalties or interest imposed thereon, actually payable by a Stockholder (with reasonable supporting documentation and evidence of payment reasonably satisfactory to the Company) on the conversion of Sponsor Group Shares for the Per Share Consideration pursuant to Section 2.2 of the Business Combination Agreement, which Taxes are solely and directly attributable to the Merger being determined to be treated as a taxable exchange under Section 1001 of the Code or applicable state or local Tax Laws and not qualifying under Section 368 of the Code or Treasury Regulations Section 1.367(a)-3(c)(1) at Closing. A Stockholder’s Tax Liabilities shall in no event exceed an amount equal to 25% of the aggregate U.S. federal gain actually recognized by such Stockholder with respect to such Stockholder’s Applicable Shares held on the date that the Put Right is exercised.

(e)            Tax Claims. If any Stockholder receives notice of an audit, assessment or other claim (“Claim”) by any Governmental Entity that could result in a Triggering Event, such Stockholder shall promptly, but in no event later than 15 calendar days after receipt of notice from the Governmental Entity of such Claim, notify the Company in writing. The Company shall have the right to control any such Claim and Sponsor shall have the right to participate. The Company shall not settle any such claim without Sponsor’s written consent, not to be unreasonably withheld.

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(f)            Withholding. The Company and its respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Company and its respective Affiliates shall use its commercially reasonable efforts to provide notice of any deduction or withholding that it intends to make (or cause to be made) from any amount payable to a Stockholder pursuant to this Agreement prior to the date of the relevant payment (provided, however, that the notice requirement shall not apply to any withholding required under applicable Law for compensatory amounts).The Company and its respective Affiliates shall use commercially reasonable efforts to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding), subject to the Company’s requirements under applicable Law; provided, however, that the Stockholders shall be jointly and severally, obligated to reimburse the Company for any reasonable and documented expenses it incurs in connection with taking such efforts, which expenses shall have been approved in advance by the Stockholders, including but not limited to, the fees of an accounting firm; provided, further, that the Company shall not make any Israeli Tax deductions with respect to (i) Stockholders holding less than 5% of Company’s share capital (on an issued and fully diluted basis) at the time of payment unless a specific demand by the Israeli Tax Authorities has been made, and/or (ii) any Stockholder who has presented Company with a Valid Certificate (as such term is defined in the Business Combination Agreement).

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(g)	Procedures.

(i)            Following a Triggering Event, if the Stockholders desire to sell any of the Applicable Shares pursuant to Section 1(a), the Stockholders shall deliver to the Company a written, unconditional and irrevocable notice (the “Put Exercise Notice”) during the Put Notice Period exercising the Put Right that specifies the number of Applicable Shares to be sold by the Stockholders (collectively, the “Put Shares”). If the Company desires to cause the Stockholders to sell all or a portion of the Applicable Shares pursuant to Section 1(b), the Company shall deliver to the Stockholders a written, unconditional and irrevocable notice (the “Call Exercise Notice”) exercising the Call Right that specifies the number of Applicable Shares to be purchased (the “Call Shares”) from the Stockholders. The Company shall, without derogating from its obligations, representations and warranties hereunder, immediately upon receiving the Put Exercise Notice or providing the Call Exercise Notice (1) upon the receipt of advice of its legal counsels and auditors as to the requisite corporate actions and receipt of third party approvals (including, if applicable, court approval), take all corporate actions necessary to carry out the transactions contemplated under the Put Exercise Notice or Call Exercise Notice, as applicable, including, without limitation, convening the Company’s Board of Directors for requisite approvals (to the extent required) no later than the minimum time permitted under law, and (2) provide the Stockholders with all information as to the legal requirements on behalf of the Company to consummate the contemplated transaction that at such time have been or are to be met, and provide Stockholders, in reasonable detail, the reasons for any further action required to be taken prior to execution of the Put Exercise Notice or Call Exercise Notice, as applicable (the “Impediment”). Concurrently, after consulting with the Stockholders, the Company shall, at its own cost and expense and, upon written approval of the Stockholders, seek, to the extent practicable given the nature of the Impediment, competent court or other requisite approval to nevertheless carry out the foregoing transactions. The Company shall, at all times, consult with the Stockholders and keep them informed of any such legal proceedings.

(ii)            On the Applicable Shares Closing Date, each Stockholder shall represent and warrant to the Company that (A) such Stockholder has full right, title and interest in and to the Applicable Shares, (B) such Stockholder has all the necessary power and authority and has taken all necessary action to sell such Applicable Shares as contemplated by this Section 1, (C) the Applicable Shares are free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances other than those arising as a result of or under the terms of this Agreement, but specifically excluding any encumbrances arising from the Company’s ability under applicable law to carry out its respective obligations hereunder, and (D) the execution, delivery and performance of any of the transactions contemplated herein and/or the compliance by the Stockholders with the terms and provisions hereof, will not result, whether directly or indirectly, in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under: (i) any provision of the its governing documents or other governing instruments of such Stockholder, if an entity, (ii) any instrument, judgment, order, writ, injunction, ruling or decree, in each case, of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, applicable to or by which the Stockholder is bound, (iii) any note, indenture or mortgage to which it is a party or by which it is bound, or (iv) any applicable law, statute, rule or regulation which is applicable to the Stockholder. Other than as provided for in this Section 1(d)(ii), the Stockholders do not make any representation or warranty hereunder, express or implied, with respect to the Applicable Shares or the transactions contemplated hereby.

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(iii)            The Company hereby warrants and represents, on the date hereof and warrants that the following warranties and representations shall continue to be in force as of the Applicable Shares Closing Date: (A) the Company has all the necessary power and authority to ether into this Agreement, and (B) the execution, delivery and performance of any of the transactions contemplated herein, assuming receipt of required approvals, including, but not limited to, court approval, and/or the compliance by the Company with the terms and provisions hereof or thereof, will not result, whether directly or indirectly, in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under: (i) any provision of the its governing documents or other governing instruments of the Company, (ii) any instrument, judgment, order, writ, injunction, ruling or decree, in each case, of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, applicable to or by which the Company is bound, (iii) any note, indenture or mortgage to which it is a party or by which it is bound, or (iv) any applicable law, statute, rule or regulation which is applicable to the Company. Other than as provided for in this Section 1(d)(iii), the Company does not make any representation or warranty hereunder, express or implied, with respect to the Applicable Shares or the transactions contemplated hereby.

(iv)            Subject to obtaining any and all required approvals and consents, the closing of any sale of Applicable Shares pursuant to this Section 1 shall take place on a date that is within fifteen (15) business days following receipt by the Company of the Put Exercise Notice or receipt by the Stockholders of the Call Exercise Notice, as the case may be, when such applicable notice is permitted to be given pursuant to Section 1 of this Agreement; provided, that, if court or other approval of the applicable transaction is required, the closing of any Applicable Shares pursuant to this Section 1 shall take place no later than seven (7) business days after receipt by the Company of such requisite approval (such closing date, the “Applicable Shares Closing Date”).

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(h)            Consummation of Sale; Termination. Subject to obtaining any and all required approvals and consents, on the Applicable Shares Closing Date, the Company will pay the Purchase Price for the Applicable Shares by wire transfer of immediately available funds to the bank accounts designated by the Stockholders on Schedule A, as may be amended from time to time. Following the Company’s purchase of any Applicable Shares in accordance with this Agreement, the Company will categorize such Applicable Shares as dormant shares. For the avoidance of doubt, the closing and consummation of the transactions specified herein are conditioned upon the receipt of any requisite approvals and consent, including, without limitation, court approval. In the event any approval or consent be required for the consummation of the transactions specified in a Put Exercise Notice or Call Exercise Notice, as applicable, are not obtained by the Company, or an Impediment prevents the Company from executing or consummating any of the transactions specified herein, the Company shall notify the Stockholders in writing, and this Agreement shall automatically terminate immediately upon delivery of such notice, without any further obligations of the Company or anyone on its behalf, and the Stockholders on Schedule A and their respective assignees will thereafter have no claims towards the Company, its directors, shareholders, advisors, employees or agents due to Impediments and/or the Company not obtaining required approvals or consents.

(i)            Cooperation. The Company and the Stockholders each shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 1, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(j)            Closing. At the closing of any sale and purchase pursuant to this Section 1, each Stockholder shall deliver to the Company a duly executed share transfer deed in customary form provided by Stockholders (the “Share Transfer Deed”) representing the Applicable Shares to be sold (if any), against receipt of the Purchase Price, and unless otherwise waived by Stockholders, Company shall provide, in counterpart, a duly executed Share Transfer Deed.

(k)            Regulation M. Notwithstanding anything else in this Agreement, the Company shall have no obligation to purchase any Applicable Shares at such a time that such purchase would be prohibited under Regulation M of the Securities Exchange Act of 1934 (“Regulation M”). In the event that closing of such purchase would occur pursuant to the terms of this Agreement during a distribution period as defined in Regulation M, such closing shall instead occur on the second business day following the expiration of such distribution period, provided all conditions precedents to the closing have been satisfied.

2.            Purchase Price. In the event Stockholders exercise the Put Right or the Company exercises the Call Right hereunder, the purchase price per share at which the Company shall purchase the Applicable Shares (the “Purchase Price”) shall be equal to the lesser of (i) $10.00, and (ii) the closing sales price of the Ordinary Shares on Nasdaq on the trading day immediately following the Closing.

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3.            Maintenance of Cash. At all times commencing upon the signing of this Agreement until the Applicable Shares Closing or the earlier termination of this Agreement, the Company shall maintain the sum of Fifteen Million ($15,000,000) Dollars in cash on its balance sheet to enable Company to meet any obligations it has in connection with this Agreement, via-a-vis the Companies Law (as defined below).

4.            Further Assurances. Without derogating from any other obligation hereunder of Company, the Company shall take all reasonable actions necessary for the Stockholders to enjoy the rights granted to them hereunder (including without limitations, imposing any limitations pursuant to Section 301 of the Israeli Companies Law – 1999, and any regulation promulgated thereunder (the “Companies Law”)).

5.            Notices. All notices, requests, claims, demands and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to the Company, to:

Hub Cyber Security (Israel) Ltd.,

17, Rothchild St. Tel Aviv, Israel

Attention:	Eyal Moshe
Email:	eyal.moshe@hubsecurity.io

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:	Ryan J. Lynch
E-mail:	Ryan.Lynch@lw.com

Latham & Watkins LLP

99 Bishopsgate

London EC2M 3XF

United Kingdom

Attention:	Michael Rosenberg
E-mail:	Michael.Rosenberg@lw.com

and

Pearl Cohen Zedek Latzer Baratz

Azrieli Sarona Tower- 53rd floor,

121 Menachem Begin Rd.

Tel-Aviv, 6701203, Israel

Attention:	Anna Moshe

Joel Stein

E-mail:	AMoshe@PearlCohen.com
JStein@PearlCohen.com

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(b)    If to a Stockholder, to the address of such Stockholder as set forth on Schedule A or to such other address as the Stockholder to whom notice is given may have previously furnished to the others in writing in the manner set forth in this Agreement.

6.            Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. No representations, warranties, covenants, understandings, agreements, oral or otherwise, with respect to the subject matter contemplated by this Agreement exist between the parties, except as expressly set forth or referenced in this Agreement.

7.            Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except that (a) if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another company which assumes the Company’s obligations under this Agreement, the Company may assign its rights hereunder to that company and (b) the Stockholder may assign its rights and obligations hereunder to any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Stockholder. Any attempted transfer or assignment in violation of this Section 6 shall be void.

8.            No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

9.            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.          Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Company and Stockholders holding no less than a majority of the Shares. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 9 shall be null and void. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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11.         Termination. This Agreement will terminate on the earlier to occur of (i) the Applicable Shares Closing Date, if any, (ii) receipt by SPAC of notice by the Company that an Impediment prevents the Company from executing or consummating any of the transactions specified herein pursuant to Section 1(h) and (iii) October 15, 2026. In the event a Triggering Event has occurred pursuant to Section 1(c)(i) of this Agreement and the Applicable Shares Closing Date has not occurred by December 15, 2022 due to an Impediment that prevents the Company from executing or consummating any of the transactions specified herein pursuant to Section 1(h), (or, in the event the 45th day following the Closing occurs on a date later than December 15, 2022, then such later date (the “Revised Outside Date”)), this Agreement shall terminate on December 15, 2022 (or the Revised Outside Date, if applicable). In the event a Triggering Event has occurred pursuant to Section 1(c)(ii) of this Agreement and the closing has not occurred by the date that is the six (6) month anniversary of the occurrence of such Triggering Event due to an Impediment that prevents the Company from executing or consummating any of the transactions specified herein pursuant to Section 1(h), this Agreement shall terminate on the date of such six (6) month anniversary.

12.          Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.          Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts of the United States of America or the courts of the State of New York in each case located in the County of New York.

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14.          Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e- mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

16.            No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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HUB CYBER SECURITY (ISRAEL) LTD.

By:	/s/ Eyal Moshe
Name:	Eyal Moshe
Title:	Chief Executive Officer

By:	/s/ Dotan Moshe
Name:	Dotan Moshe
Title:	Chief Operating Officer

[Signature Page to Put and Call Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Put and Call Option Agreement on the date first written above.

Hub Cyber Security Israel Ltd.

By
Name:
Title:

DC RAINIER SPV LLC
By: Dominion Capital LLC, its Manager
By: Dominion Capital Holdings LLC, its Manager

By:	/s/ Mikhail Gurevich
Name:	Mikhail Gurevich
Title:	Managing Member

/s/ Matthew Kearney
Matthew Kearney

/s/ Young Cho
Young Cho

/s/ Christina Favilla
Christina Favilla

/s/ Otto Risbakk
Otto Risbakk

/s/ Jeffery Bistrong
Jeffery Bistrong

A.G.P./ALLIANCE GLOBAL PARTNERS

By:	/s/ Thomas J. Higgins
Name:	Thomas J. Higgins
Title:	Managing Director

Schedule A

Stockholder	Applicable Shares

DC Rainier SPV LLC	1,060,536
AGP	259,500
Matthew Kearney	104,096
Young Cho	31,229
Christina Favilla	5,751
Otto Bisbakk	5,751
Jeffery Bistrong	5,751

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